Exhibit 10.110

Form 234 KGT 12-85 (Second Revised) NS
OPIC Contract of Insurance No. E093


OVERSEAS PRIVATE INVESTMENT CORPORATION

CONTRACT OF INSURANCE

Against

Inconvertibility
Expropriation
Political Violence

as defined below,

between the Overseas Private Investment Corporation ("OPIC") and

California Energy Company, Inc.
10831 Old Mill Road
Omaha, Nebraska  68154

a corporation organized and existing under the laws of Delaware through its wholly-owned subsidiaries CE International Ltd. and CE Mahanagdong Ltd., both corporations organized under the laws of Bermuda, and its wholly-owned subsidiary American Pacific Finance Company, Inc., a corporation organized and existing under the laws of the State of Delaware

(together, the "Investor").


I-1

Article I - Subject of Insurance and Exchange of Promises.

1.01  Subject.

1. Investment. The Investor promises that the Investor contributed or will contribute up to $70,000,000 in United States dollars to

Visayas Geothermal Power Company
6750 Ayala Avenue Building, 24th Floor
Makati, Manila Philippines

a general partnership organized under the laws of Philippines (the "foreign enterprise")

for which the Investor has acquired or will acquire

a general partnership participation representing a 99 percent interest in it

(together "the investment").

Ninety percent of each of these interests acquired by the Investor is insured under this contract (the "insured investment").

2.  Project.  The investment will be applied to

the construction and operation of a 231 megawatt geothermal electric power plant in the Philippines

(the "project").

3. Foreign governing authority means the governmental authority(ies) in effective control in all or part of Philippines.

I-2

4. The project will be undertaken pursuant to the following agreements (collectively, the ("project agreements"):

a) the "231 MW Power Plant - Malitbog Agreement between PNOC-Energy Development Corporation and Magma Power Company dated 10 September 1993:, as amended by Amendments Nos. 1 and 2 to the 231 MW Power Plant - Malitbog Agreement between PNOC-Energy
Development Corporation and Magma Power Company, dated December 18, 1993 and March 10, 1994, respectively (as amended, including by way of the consent to the assignment thereof by the Philippines National Oil Company-Energy Development Corporation, the "Energy Conversion Agreement");

b)  the "Assignment and Assumption Agreement" between Magma Power
Company and Visayas Geothermal Power Company dated February 17,
1994 (the "Assignment and Assumption Agreement"); and

c) the letter dated 3 March 1994 from the Republic of the Philippines Department of Finance to Magma Power Company, a copy of which is attached to this contract as Exhibit A, confirming that the obligations of PNOC-Energy Development Corporation under the Energy Conversion Agreement carry the full faith and credit of the Republic of the Philippines (the "Government of the Philippines Guaranty").

1.02  Promises.

OPIC promises that if acts occur during the term of this contract which satisfy the requirements for coverage in Article II, IV or VI, OPIC will pay the Investor the amount of compensation provided in Article III, V or VII, in accordance with the procedures in
Article VIII.

The Investor promises to comply with the duties in Article IX. If the Investor violates any of those duties, the Investor may lose rights, including the right to compensation.

Amendments to Articles I through IX may be contained in Article X.

1.03  Maximum Aggregate Compensation.

OPIC will not pay compensation under this contract in an aggregate amount that exceeds $200,000,000.

1.04  Full Faith and Credit.

The full faith and credit of the United States of America is pledged to secure the full payment by OPIC of its obligations under this contract.

I-3

1.05  Term.

This contract shall enter into force on the date it has been signed by OPIC and the Investor and shall terminate 15 years afterward; provided, however, that the Investor may extend the term for an additional period not to exceed five years with OPIC's approval, which shall not be unreasonably withheld, provided that the Investor requests, and OPIC agrees in writing to, such an extension at least six months prior to the termination of the initial term.

1.06  Premium and Active Amount Elections.

The Investor shall elect amounts of coverage pursuant to Section
8.06 and pay premiums on or before each semiannual anniversary of the effective date of this contract, provided, however, that: (i) if the Insured under OPIC Contract of Insurance No. E187 has elected to pay premiums on the quarterly anniversary of the date of the first disbursement of the loan covered under OPIC Contract of Insurance No. E187, then, at the election of the Investor, the dates for premium payments under this contract may be adjusted to correspond to the quarterly anniversary date of OPIC Contract of Insurance No. E187; and (ii) upon the termination of OPIC
Contract of Insurance No. E187, the Investor shall elect amounts of coverage pursuant to Section 8.06 and pay premiums on or before each annual anniversary of the effective date of this contract.

The coverages and premiums for the first semiannual period shall be as follows:

Equity securities:

            Inconvertibility    Expropriation   Political
Violence
Coverage Ceiling   $200,000,000   $200,000,000       $50,000,000
Active Amount      $ 63,000,000    $ 63,000,000
$50,000,000
Premium Rate is      x .30%          x .63%               x .54%
Total annual premium is: $189,000.00   $396,900.00
+$270,000.00
=$855,900.00 x .5
$427,950.00

1.07 Administrative Fee. The Investor will pay an annual fee for contract administration of 0.25% of the Investment amount (Section 1.01.1) on or before the contract effective date and on or before each annual anniversary of the contract effective date, but only if the administrative fee exceeds the premium due for the contract for that period. If the administrative fee exceeds the premium due for that period, the premium will be waived.

II-1

Article II - Inconvertibility - Scope of Coverage.

2.01 Inconvertibility of Local Currency. Local currency shall be deemed inconvertible and compensation shall be payable, subject to the exclusions (Section 2.02) and limitation (Section
3.02), if neither the Investor nor the foreign enterprise is able legally

(a) to convert earnings from or returns of the insured investment into United States dollars through any channel during the 90 days immediately prior to a claim to OPIC, except at an exchange rate that is less favorable than the then-prevailing exchange rate described under Section 3.01.2, or

(b) to transfer such converted earnings to the United States during such period.

2.02 Exclusions. No compensation for inconvertibility shall be payable if

(a)  Pre-existing Restrictions.

(1) An investor in comparable circumstances would have been unable legally (a) to convert local currency into United States dollars on the date of this contract or (b) to transfer such dollars to the United States on the date of this contract; and

(2) The Investor knew or should have known about the restriction; or

(b) Investor Diligence. The Investor has not made all reasonable efforts to convert the local currency into United States dollars or to transfer such dollars to the United States through all direct and indirect legal mechanisms reasonably available; or

(c) Reconversions. The local currency represents funds which were previously converted into another currency; or

(d) Provocation. The preponderant cause is unreasonable action attributable to the Investor, including corrupt practices.

(e) Use Restricted by Expropriation. The use of such local currency is restricted by an expropriatory action (Section 4.02).

III-1

Article III - Inconvertibility - Amount of Compensation

3.01  Rate of Compensation for Inconvertibility.

1.  Date.  If the requirements of inconvertibility are satisfied
(Article II), subject to the limitation (Section 3.02), OPIC shall pay compensation

(a)  against prior delivery of the inconvertible local currency, or

(b) if the Investor is unable legally to deliver the local currency or if OPIC so requests, against prior assignment of the Investor's right to receive the payment that is the subject of the claim.

If the Investor delivers local currency or an assignment of rights denominated in local currency, compensation shall be the United
States dollar equivalent of the local currency at the exchange rate in effect 90 days before OPIC receives the completed application for compensation.

If the Investor delivers an assignment of rights denominated in United States dollars, compensation shall be the United States dollar amount of the rights so assigned.

2.  Exchange Rate.

(a) The exchange rate shall be the official exchange rate applicable to the type of remittance involved.

(b) If, however,

(1) United States dollars were not generally available at the applicable official exchange rate; and

(2) exchanges of local currency for United States dollars were effected legally and customarily through another channel;

then the exchange rate shall be the effective rate obtained through that channel.

(c) In either case, the exchange rate shall be net of all deductions for governmentally imposed charges, such as taxes and commissions.

3.02 Limitation. Compensation shall not exceed the Active Amount (Section 8.06 in effect 90 days before OPIC receives the application for compensation.

Article IV - Expropriation - Scope of Coverage.

4.01 Total Expropriation. Compensation is payable for total expropriation (Section 5.01), subject to the exclusions (Section
4.03) and limitations (Section 5.04), if an act or series of acts satisfies all of the following requirements:

(a) the acts are attributable to a foreign governing authority which is in de facto control of the part of the country in which the project is located;

(b) the acts are violations of international law (without regard to the availability of local remedies) or material breaches of local law;

(c) the acts directly deprive the Investor of fundamental rights in the insured investment (Rights are "fundamental" if without them the Investor is substantially deprived of the benefits of the investment.); and

(d) the violations of law are not remedied (Section 9.01.9) and the expropriatory effect continues for six months.

4.02 Expropriation of Funds. Compensation is payable for an expropriation of funds that constitute a return of the insured investment or earnings on the insured investment (Section 5.02) if an act or series of acts

(a) satisfies the governmental action, illegality and duration requirements (Section 4.01(a), (b) and (d)); and

(b)  directly results in preventing the Investor from

(1)  repatriating the funds; and

(2) effectively controlling the funds in the country in which the project is located.

4.03 Exclusions. No compensation for expropriation shall be payable if

(a) Provocation. The preponderant cause is unreasonable action attributable to the Investor including corrupt practices.

(b) Government Action. The action is taken by the foreign governing authority in its capacity or through its powers as a purchaser, supplier, creditor, shareholder, director or manager of the foreign enterprise.

Article V - Expropriation - Amount of Compensation.

5.01 Total Expropriation. For total expropriation (Section 4.01), OPIC shall pay compensation in United States dollars in the amount of the book value of the insured investment, subject to adjustments (Section 5.03) and limitations (Section 5.04).

Compensation is computed as of the date the expropriatory effect commences (Section 4.01(c)) and is based on financial statements maintained in accordance with Section 9.01.6 for the foreign enterprise. However, OPIC may

(1) conform the financial statements to principles of accounting generally accepted in the United States; and

(2)  make adjustments (Section 5.03).

OPIC shall be bound by the Investor's choice among generally accepted accounting principles, if the choice is consistent with the Investor's own accounting, unless such choice results in a substantial overstatement of the fair market value of the insured investment or the foreign enterprise as an independent entity.

5.02  Expropriation of Funds.  For expropriation of funds
(Section 4.02), OPIC shall pay compensation in the amount of the United States dollar equivalent of the expropriated funds at the exchange rate determined in accordance with Section 3.01.2, computed as of the date the expropriation begins. Compensation for expropriation of funds shall be subject to the adjustments and limitations (Section 5.03 and Section 5.04).

5.03  Adjustments.

1. Investments of Property. Non-cash items contributed as part of the investment shall be adjusted if necessary to reflect the fair market value of the items furnished at the time of contribution to the project, plus freight, installation and other reasonable direct costs incurred in furnishing the items to the project.

2. Non-Insured Contribution. Any direct or indirect contribution (and retained earnings thereon) by the Investor after the insured investment is made shall be deducted from the book value of the foreign enterprise.

3. Special Accounting Rules. Dealings among related parties shall be adjusted if necessary to reflect transactions as they would have occurred had they been at arm's length, and forgiveness of obligations shall be disregarded. Each entity shall be accounted for as if it were a separate person for income tax purposes, and the effect of tax shifting arrangements shall be disregarded. Obsolescence or

V-2

permanent reduction in recoverable values shall be recognized by adjusting the book value of assets to realizable value. OPIC may adjust financial statements to reflect the effect of events that occur before the expropriatory effect commences, such as events of loss which are later confirmed.

4. Other Compensation and Retained Property. OPIC may reduce compensation by the amount of

(a) compensation received from other sources on account of the loss (excluding compensation payable under other insurance policies, except to the extent necessary to prevent the Investor from recovering more than the amount of the loss as recognized under any of the policies under which compensation is due, without regard to policy limits); and

(b) the book value of commercially viable property which remains subject to the Investor's effective disposition and control after the expropriatory effect commences (unless OPIC requires the Investor to assign the property (Section 8.02)); and

(c) any obligation the Investor is relieved of by the expropriation.

The reduction shall be proportionate to the extent that these items are attributable to the insured investment.

5. Start-up Expenses. If the book value of the insured investment of a new foreign enterprise in the development stage is less than the insured amount originally contributed, the accumulated loss will be disregarded if

(a) the foreign enterprise is newly formed for the principal purpose of undertaking the project,

(b) the foreign enterprise is a going concern as of the date the expropriatory effect commences,

(c) that date is within three years of the date this contract is issued, and

(d) it is clear that no adjustment to book value is necessary by reason of obsolescence or permanent reduction in recoverable values of productive facilities or assets.

5.04 Limitations. Compensation shall not exceed any of the following limitations:

(a) Active Amount. The Active Amount (Section 8.06) on the date the expropriatory effect commences;

V-3

(b) Insolvency. If the liabilities of the foreign enterprise exceed its assets as of the date the expropriatory effect commences, the amount that the Investor would have been entitled to receive an insolvency proceedings with respect to the insured investment if assets had been liquidated at book value on that date;

(c) Self-Insurance. The maximum amount which could be received by the Investor from OPIC without breaching Section 9.01.3.

VI-1

Article VI - Political Violence - Scope of Coverage.

6.01 Loss Due to Political Violence. Compensation is payable, subject to the exclusions (Section 6.02) and limitations (Section 7.02), if political violence is the direct and immediate cause of the permanent loss (including loss of value by damage or destruction) of tangible property of the foreign enterprise used for the project.

"Political violence" means a violent act undertaken with the primary intent of achieving a political objective, such as declared or undeclared war, hostile action by national or international armed forces, civil war, revolution, insurrection, civil strife, terrorism or sabotage. However, acts undertaken primarily to achieve labor or student objectives are not covered.

6.02 Exclusions. No compensation for political violence shall be payable

(a) Excluded Property. For loss of precious metals, gems, works of art, money or documents;

(b) Minimum loss. If the amount of compensation payable would be less than $5,000;

(c) Reasonable Protective Measures. If the loss results from the failure to take reasonable measures to protect or preserve the property; or

(d) Provocation. If the preponderant cause of the loss is unreasonable action attributable to the Investor, including corrupt practices.

VII-1

Article VII - Political Violence - Amount of Compensation.

7.01 Basis of Compensation. If the requirements of Article VI are satisfied, and subject to the limitations (Section 7.02), OPIC shall pay compensation for a loss in United States dollars in the amount of

(a)  Adjusted Cost.  Adjusted cost is the Investor's share
(Section 7.03) of the lowest of

(1)  the original cost;

(2)  fair market value; or

(3)  the reasonable cost of repair;

less anything of value received by the Investor on account of the property lost and less the Investor's share of any such receipts by the foreign enterprise; or

(b) Replacement Cost. If the Investor so elects, OPIC will pay the reasonable cost to repair any item of lost property or to replace it with equivalent new property, less anything of value received by the Investor or the foreign enterprise on account of the property lost. Such compensation shall not exceed 200% of the original cost of the item. To receive such compensation, the Investor must repair or replace the lost property to the project within three years of the loss.

OPIC shall not reduce the compensation payable under subsections
(a) or (b) above by the amount of compensation payable under other insurance policies on account of the property lost, except to the extent necessary to prevent the Investor from recovering more than the amount of the loss as recognized under any of the policies under which compensation is due, without regard to policy limits.

7.02 Limitations. Compensation shall not exceed any of the following limitations:

(a) Active Amount. The Active Amount (Section 8.06) on the date of the loss.

(b) Self-insurance. The maximum amount which could be recovered by the Investor from OPIC without breaching Section 9.01.3.

(c) Aggregate Adjusted Cost Compensation. Aggregate compensation for property compensated at adjusted cost shall not exceed the book value of the insured investment (Section 7.04) at the time of loss.

7.03 Investor's Share. "Investor's share" means the ratio that the equity owned by the Investor bears to the total equity of the foreign enterprise.

7.04  Book Value of Insured Investment.

(a) Book Value. Book value is based on financial statements maintained by the Investor in accordance with Section 9.01.6 for the foreign enterprise. However, OPIC may

(1) conform the financial statements to principles of accounting generally accepted in the United States; and

(2)  make adjustments (Section 7.04(b)).

OPIC shall be bound by the Investor's choice among generally accepted accounting principles, if the choice is consistent with the Investor's own accounting, unless such choice results in a substantial overstatement of the fair market value of the insured investment or the foreign enterprise as an independent entity.

(b)  Adjustments.

(1) Investments of Property. Non-cash items contributed to the investment shall be adjusted if necessary to reflect the fair market value of the items furnished at the time of contribution to the project, plus freight, installation and other reasonable direct costs incurred in furnishing the items to the project.

(2) Non-Insured Contribution. Any direct or indirect contribution (and retained earnings thereon) by the Investor after the insured investment is made shall be deducted from book value of the foreign enterprise.

(3) Special Accounting Rules. Dealings among related parties shall be adjusted if necessary to reflect transactions as they would have occurred had they been at arm's length, and forgiveness of obligations shall be disregarded. Each entity shall be accounted for as if it were a separate person for income tax purposes, and the effect of tax shifting arrangements shall be disregarded. Obsolescence or permanent reduction in recoverable values shall be recognized by adjusting the book value of assets to realizable value. OPIC may adjust financial statements to reflect the effect of events that occur before the loss of property, such as events of loss which are later confirmed.

VII-3

(4) Start-up Expenses. If the book value of the insured investment of a new foreign enterprise in the development stage is less than the insured amount originally contributed, the accumulated loss will be disregarded if

(a) the foreign enterprise is newly formed for the principal purpose of undertaking the project,

(b) the foreign enterprise is a going concern as of the date of the loss,

(c) that date is within three years of the date this contract is issued, and

(d) it is clear that no adjustment to book value is necessary by reason of obsolescence or permanent reduction in recoverable values of productive facilities or assets.

(c) Insolvency. If the liabilities of the enterprise exceed its assets as of the date of the loss, book value of the insured investment shall not exceed the amount that the Investor would have been entitled to receive in insolvency proceedings with respect to the insured investment if assets had been liquidated at book value on the day prior to the loss.

7.05 Appraisal. If OPIC determines that compensation is payable but OPIC and the Investor are unable to agree on a question of valuation, either may demand the appointment of an impartial appraiser. If the parties are unable to agree on the appraiser, the appointment shall be made by the American Arbitration Association. The appraiser's itemized appraisal shall be binding. Appraisal costs shall be borne equally by OPIC and Investor.

7.06 Estimated Compensation. If OPIC determines that compensation is payable but conditions in the project country preclude reasonable efforts by OPIC to determine the precise amount due, OPIC may pay estimated compensation based on the information then available. OPIC may revise its estimate and recover any excess or pay any additional amount due upon receipt of additional information.

VIII-1

Article VIII - Procedures.

8.01 Application for Compensation. An application for compensation shall demonstrate the Investor's right to compensation in the amount claimed. The Investor shall provide such additional information as OPIC may reasonably require to evaluate the application. The Investor may amend or withdraw an application for compensation at any time, but the right to recover compensation will be lost for any acts covered by a withdrawn application.

(a) There is no time limit on application for inconvertibility compensation (Article III); however, compensation shall not exceed the Active Amount applicable in accordance with Section 3.02.

(b) An application for expropriation compensation (Article V) must be filed within six months after the Investor has reason to believe that all requirements of Article IV have been satisfied.

(c) A notice demonstrating the Investor's entitlement to political violence compensation for loss of assets (Article VI) must be filed within six months of the loss. The notice together with proof of the amount of compensation due will be considered a completed application, which must be filed within three years of the loss. The Investor may request adjusted cost compensation (Section 7.01(a)) and later amend the application within three years of the loss to elect replacement cost compensation (Section 7.01(b)).

(d) OPIC shall have a reasonable time in which to complete processing of any application for compensation.

8.02 Assignment to OPIC. Within sixty days after OPIC notifies the Investor of the amount of compensation OPIC will pay under expropriation or political violence coverage, and concurrent with payment, the Investor shall transfer to OPIC (a) for expropriation, all interests attributable to the insured investment (Section 4.01) or funds (Section 4.02) as of the date the expropriatory effect commences, including claims arising out of the expropriation, or (b) for political violence, claims arising out of the loss due to political violence (Section 6.01). The Investor shall transfer the interests and claims free and clear of, and shall agree to indemnify OPIC against, claims, defenses, counterclaims, rights of setoff and other encumbrances (except defenses relating to the expropriation).

VIII-2

In connection with an inconvertibility claim, immediately upon receipt of instructions from OPIC together with notification that it intends to pay such claim, the Investor shall deliver the local currency to OPIC by draft subject to collection (or, at OPIC's option, in cash), or, if the Investor is unable legally to deliver the local currency or if OPIC so requests, shall instead deliver an assignment of the Investor's rights with respect to the payment that is the subject of the claim.

OPIC may decline all or any portion of the Investor's interests or claims; if so, the Investor's right to compensation shall be affected only as provided in Section 5.03.4(b).

8.03  Security.  As a condition for paying compensation
(including estimated compensation (Section 7.06)) prior to a final determination of its liability, OPIC may require the Investor to provide security, satisfactory to OPIC in its reasonable judgment, for repayment pursuant to Section 9.02(b).

8.04 Excess Salvage Value. With respect to compensated expropriation and political violence claims, OPIC shall pay to the Investor any amounts OPIC realizes in United States dollars from the rights transferred (Section 8.02) in excess of

(a) the compensation paid by OPIC; plus

(b)  reasonable interest; plus

(c) OPIC's out-of-pocket expenses in maintaining and realizing funds from the transferred property.

However, this provision shall not in any way restrict OPIC's discretion to deal with the rights transferred. OPIC shall have no obligation to take action with respect to the rights transferred and shall incur no liability to the Investor for any actions taken or not taken after the transfer.

8.05 Arbitration. Any controversy relating to this contract shall be settled by arbitration in Washington, D.C. according to the then prevailing Commercial Arbitration Rules of the American Arbitration Association. Unless the Investor initiates arbitration, OPIC's liability shall expire one year after OPIC notifies the Investor of its determination concerning an application for compensation. A decision by arbitrators shall be final and binding, and any court having jurisdiction may enter judgment on it.

8.06 Election of Active Amounts and Coverage Ceilings. By prior notice to OPIC effective as of the next due date for premiums (Section 1.06), the Investor may increase or decrease the Active Amount for any coverage for the remainder of the contract term, subject to the following limitations:

(a)  Active Amount shall not exceed the Coverage Ceiling (Section
1.06);

(b) The Coverage Ceiling shall be reduced automatically by compensation paid by OPIC; Active Amount shall also be reduced automatically by compensation paid by OPIC; Active Amount shall also be reduced for the remainder of the annual election period to which the claim relates (Section 3.02, Section 5.04(a), or Section 7.02(a));

(c) For inconvertibility, expropriation, and political violence coverages, Active Amount shall not be less than the lesser of book value (Section 5.01) or the Coverage Ceiling for that coverage.

8.07 Termination. The Investor may terminate this contract effective as of any premium due date unless the premium is already paid. However, termination shall not affect any rights or obligations of either party relating to prior periods.

8.08 Legal and Miscellaneous. This contract shall be governed by the law of the District of Columbia, its conflict of law rules excepted. This contract constitutes the complete agreement between the parties, superseding any prior understandings. This contract may be modified, or its terms waived, only in writing.

8.09 Notices. Notices must be in writing and shall be effective when received. Notices may be given to the Investor at the address on the title page (unless changed in writing), and to OPIC at

Overseas Private Investment Corporation
Washington, D.C.  20527
Attention:  Vice-President, Insurance.

8.10 Refund of Premiums. Upon timely written request, OPIC will refund premiums pro rata if

(a) excess coverage is elected while a valid claim for compensation is pending; or

(b) the Investor becomes ineligible for coverage or ceases to hold all or a portion of the insured investment, in which case any refund shall be calculated from the later of (i) the date the Investor becomes ineligible or ceases to hold the insured investment, or (ii) the date OPIC receives such written request.

IX-1

Article IX - Investor's Duties.

9.01  Duties.

1. Representations and Project Execution. The Investor understands that OPIC has issued this contract based on statutory policy goals (22 U.S.C. Section 2191) as well as underwriting considerations. All statements made by the Investor to OPIC in connection with this contract are true and complete, and the investment and the project shall be carried out as described.

2. Ownership and Eligibility. The Investor shall at all times remain the beneficial owner of the insured investment and shall remain eligible for OPIC insurance as

(a)  a citizen of the United States; or

(b) a corporation or other association created under the laws of the United States, its states or territories, of which more than 50% of both the total interest and of each class of shares is beneficially owned by citizens of the United States; or

(c) an entity created under foreign law in which a 95% interest is owned by entities eligible under (a) or (b).

3. Self-Insurance. The Investor shall continue to bear the risk of loss of at least 10% of the book value of its interest in the foreign enterprise.

4. Assignment. The Investor shall not assign this contract, or any of its rights, without OPIC's written consent, which will not be withheld unreasonably.

5. Premiums. The Investor shall pay the premiums for this contract in accordance with Article I. In the event that premiums are not paid when due, the Investor shall be in default but may cure this default within sixty days by paying the premiums plus interest at a rate of 12% per annum.

6.  Accounting Records.

(a) The Investor shall maintain the United States true and complete copies of the records, books of account and current financial statements for the foreign enterprise necessary to compute and substantiate compensation, including

(1)  records documenting the investment;

(2)  annual balance sheets;

IX-2

(3) annual statements of income, retained earnings, cash flow and related footnotes.

(b) Accounting records shall be maintained and financial statements prepared in United States dollars in accordance with principles of accounting generally accepted in the United States
(including principles of currency translation), as modified by the special accounting rules (Section 5.03.3 and Section
7.04(b)(3)).

(c)  Subject to the obligations of the Investor under Section
9.01.6, the Investor or the foreign enterprise shall retain all accounting records until

(1) the deadline for filing an application for compensation has expired (Section 8.01); or

(2) final action has been taken on an application for compensation (including arbitration and judicial appeals).

However, if compensation has been paid, the accounting records shall be retained for three years after the Investor receives the compensation.

7. Reports and Access to Information. In order that OPIC may perform its statutory duties, including settling claims and reporting to the Congress 22 U.S.C. Section 2200a), the Investor shall furnish OPIC with such information as OPIC may reasonably request, including

(a) making available for interviews any persons subject to the Investor's practical control (including employees of the project and independent accountants);

(b) making available for inspection and copying of all documents and accounting records relating to the project (including workpapers of independent accountants if available);

(c)  permitting OPIC to inspect the project; and

(d) furnishing available information concerning the effects of the project on the economy of the United States, the environment, and the economic and social development of the country in which the project is located.

The Investor's duties under this paragraph shall continue for the periods specified for retention of accounting records (Section
9.01.6(c)).

8. Compulsory Notice. The Investor shall notify OPIC promptly if it has reason to believe that the Investor or the foreign enterprise will not be able to convert or transfer local currency during the waiting period (Article II). The Investor shall notify OPIC promptly of any acts or threats to act in a manner which may come within the scope of the expropriation or political violence coverage (Articles IV and VI) and shall keep OPIC informed as to all relevant developments,

IX-3

9. Preservation, Transfer and Continuing Cooperation. At OPIC's request, the Investor shall promptly assign rights with respect to the investment, as required by Section 8.02. Prior to the assignment of rights required by Section 8.02, the Investor shall, in consultation with OPIC, take all reasonable measures to preserve property, to pursue available administrative and judicial remedies, and to negotiate in good faith with the governing authority of the country in which the project is located and other potential sources of compensation. After a transfer of rights or delivery of local currency, in exchange for reimbursement of reasonable out-of-pocket expenses, the Investor shall take all actions reasonably requested by OPIC to assist OPIC in preserving the property and rights transferred to OPIC and in prosecuting related claims.

10. Other Agreements. The Investor shall not enter into any agreement with any foreign governing authority with respect to compensation for any acts within the scope of coverage (Article II, IV or VI) without OPIC's prior written consent.

9.02 Default. Material breach or misrepresentation by the Investor shall constitute default, and OPIC may:

(a)  refuse to make payments to the Investor;

(b)  recover payments made; and

(c) terminate this contract effective as of the date of the breach by giving notice to the Investor.

9.03 Non-Waiver. Neither OPIC's failure to invoke its rights, nor its acceptance of premiums, shall constitute waiver of any of its rights, even though OPIC knows of the Investor's breach.

9.04 Cure. OPIC may permit the Investor to cure a breach in a manner satisfactory to OPIC, but shall have no obligation to allow breaches to be cured.

X-1

The following amendment is hereby incorporated as part of this Contract of Insurance No. D945:

10.01 Notwithstanding any other provision of this Contract, the Investor shall not file applications for compensation and OPIC shall nave no liability for claims under inconvertibility coverage (Articles II and III) in excess of $3,000,000 in any 91-day period; provided, however, that upon the termination of OPIC shall have no liability for claims under inconvertibility coverage (Articles II and III) in excess of $6,000,000 in any 91-day period.

10.02 Notwithstanding any other provision of this Contract, OPIC shall have no liability for claims related to the wrongful calling of any standby guaranty or bond posted by the Investor or its affiliates, assigns or successors in interest in favor of the Philippine National Oil Company-Energy Development Corporation, its affiliates, assigns or successors in interest (together, "PNOC-EDC") or the foreign governing authority.

10.03 Notwithstanding any other provision of this Contract, OPIC shall have no liability for claims related to the actions or inactions of any partner or shareholder of the foreign enterprise or the contractor, Sumitomo Corporation, or any of their affiliates, assigns or successors in interest.

10.04 If PNOC-EDC fails to make a required payment under the Energy Conversion Agreement and the foreign governing authority fails to make payment on demand under the Government of the Philippines Guaranty, and such failures by PNOC-EDC and the foreign governing authority cause the foreign enterprise to be unable to remit earnings from or returns of the insured investment which could have been remitted if the failures had not occurred, and;

(i) the Investor demonstrates to OPIC's satisfaction that the cause of the failure of PNOC-EDC and the foreign governing authority to meet their respective obligations of payment in U.S. dollars under the Energy Conversion Agreement and the Government of the Philippines Guaranty is the existence in the Philippines of exceptional financial or economic circumstances relating to availability of foreign exchange; and

(ii) the Investor demonstrates to OPIC's satisfaction that the foreign enterprise has diligently pursued obtaining payment of the local currency equivalent of such U.S. dollar obligations under the Energy Conversion Agreement and the Government of the Philippines Guaranty, and, for a period of 90 days from the date of request by the foreign enterprise for such local currency, PNOC-EDC and the foreign governing authority have failed to tender local currency to the foreign enterprise in lieu of such U.S. dollar obligation, then, OPIC shall have the option, at its sole discretion, to deem that the requirements of Section 2.01(b) have been met, subject to the exclusions set forth in Section 2.02 and the limitation set forth in Section 3.02, or, alternatively, require the Investor to meet the conditions under Article IV for a claim of expropriation.

X-2

10.05 OPIC reserves the right to make further changes to this Contract as it may deem necessary in the event that the Multilateral Investment Guarantee Agency agrees to provide reinsurance for an increase in the amount of coverage provided to the Investor under the Contract.

10.06 Section 2.01, "Inconvertibility of Local Currency" is amended by adding the phrase "or earnings received in U.S.
dollars" after the word "earnings" in Section 2.01(b).

10.07 Section 4.03(b), "Government Action", is amended by replacing the period with a semi-colon and adding the following:

"provided, however, that a failure of PNOC-EDC and the foreign governing authority to honor their obligations under the Energy Conversion Agreement or the Government of the Philippines Guaranty (Section 1.01.4) in favor of the foreign enterprise and its affiliates, assigns or successors in interest, may be considered expropriation under Article IV if the Investor has demonstrated to OPIC's satisfaction that:

(i) the foreign enterprise is not in material breach of the Energy Conversion Agreement at the time of the failure of PNOC-EDC to honor its obligations; and

(ii)  the requirements of Section 4.01 are met; and

(iii) the foreign enterprise has exhausted the international arbitration procedure contained in the Energy Conversion
Agreement, and PNOC-EDC continues to fail to honor its obligations under the Energy Conversion Agreement; and

(iv) the foreign enterprise has exhausted the international arbitration procedure contained in the Government of the Philippines Guaranty and such procedure contained in the Government of the Philippines Guaranty has yielded a holding in favor of the foreign enterprise, and PNOC-EDC or the foreign governing authority fails to pay the foreign enterprise the amount awarded by the holding within three months of the date of the holding.

X-3

10.08 Section 5.02, "Expropriation of Funds", is amended by deleting the first sentence in its entirety and replacing it with the following:

"For expropriation of funds (Section 4.02), OPIC shall pay compensation (i) with respect to an expropriation of local currency, in the amount of the United States dollar equivalent of the expropriated funds at the exchange rate determined in accordance with Section 3.01.2, computed as of the date of the expropriation begins, or (ii) with respect to an expropriation of United States dollars, in the amount of such United States dollars."

10.09 Section 5.03. "Adjustments", is amended by adding the following at the end thereof:

"6. Unearned Payments. Whether or not permitted under generally accepted accounting principles (Section 9.01.6), the book value of the insured investment shall not include any amount payable under the Energy Conversion Agreement, however described, that had not been earned and accrued by the foreign enterprise as of the date of expropriation."

10.10  Section 8.06, "Election of Active Amounts and Coverage
Ceilings", is amended by deleting the word "annual" from Subsection (b) and by deleting Subsection (c) and replacing it with the following:

"(c) For Inconvertibility, expropriation, and political violence coverages, Active Amount shall not be less than the least of book value (Section 5.01), the Coverage Ceiling for the coverage, or $200,000,000 minus the covered amount under the Contract of Insurance E187.",

10.11 Section 8.09, "Notices", is amended to add the phrase "to the attention of the President" after the word "Investor".

10.12 Section 9.01, "Duties", is amended by adding the following at the end thereof:

"11. Modification of Project Agreements. The Investor or the foreign enterprise shall not agree to the modification or amendment of any material project agreement, which modification or amendment might have a material adverse effect on the risks borne by OPIC, without OPIC's prior written consent.

X-4

12. Worker Rights. The Investor agrees not to take actions to prevent employees of the foreign enterprise from lawfully exercising their right to free association and their right to organize and bargain collectively. The Investor further agrees to observe applicable laws relating to a minimum age for employment of children, acceptable conditions of work with respect to minimum wages, hours of work, and occupational health and safety, and not to use forced labor. The Investor is not responsible under this paragraph for the actions of a foreign government."

MAGMA NETHERLANDS, B.V.

By:  /s/ Jon R. Peele                  Date:  December 20, 1994

Jon R. Peele, Managing Director
Print Name and Title



OVERSEAS PRIVATE INVESTMENT CORPORATION

By:  /s/ Ruth R. Harkin                Date:  December 21, 1994

Ruth R. Harkin, President and CEO
Print Name and Title